Exhibit 99.1

Contact:

               Walter Parks

               Chief Operating Officer

               bebe stores, inc.

               (415) 715-3900

bebe stores, inc.

Announces First Quarter Results

BRISBANE, CALIF. – November 1, 2012 – bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the first quarter ended September 29, 2012.

Net sales for the first quarter of fiscal 2013 were $117.1 million, decreased 7.3% from $126.3 million reported for the first quarter a year ago. As previously reported, comparable store sales for the quarter ended September 29, 2012 decreased 8.7% compared to an increase of 7.0% in the comparable period of the prior year driven by the deceleration in store traffic.

Gross margin as a percentage of net sales decreased to 36.1% in the first quarter of fiscal 2013, compared to 40.0% in the first quarter of fiscal 2012. The decrease in gross margin as a percentage of net sales was primarily due to increase in markdowns coupled with unfavorable occupancy leverage.

SG&A expenses were $46.2 million, or 39.4% of net sales, compared to $47.0 million, or 37.3% of net sales for the same period in the prior year. The dollar decrease in SG&A expenses was primarily driven by decrease in compensation expense.

The effective tax rate for the first quarter of fiscal 2013 was 30.0% compared to 37.2% in the first quarter of fiscal 2012. The lower tax benefit in the current first quarter compared to the tax expense in the prior year period was due to various discrete items including a valuation allowance against a foreign NOL incurred during the quarter.

Net loss for the first quarter of fiscal 2013 was $2.6 million or $0.03 per share on 84 million shares outstanding compared to net income of $2.4 million or $0.03 per diluted share on 84 million shares outstanding for the same period of the prior year.

During the quarter ended September 29, 2012, the Company opened 5 2b stores and closed 7 bebe stores.

For the current quarter the Company’s capital expenditures were approximately $8.2 million and depreciation expense was approximately $5.1 million.

For the second quarter of fiscal 2013, we currently anticipate comparable store sales in the negative low to mid-single digit range. Depending on actual sales and markdowns, results are expected be in the range of a net loss of $0.01 to net income of $0.03 per diluted share based on 84 million weighted average shares outstanding versus net income of $0.08 per diluted share based on 84 million weighted average shares outstanding in the second quarter of fiscal 2012. In the current quarter, we will continue to see lower gross margin rate and an increase in SG&A as a percent of sales. The Company is currently anticipating an effective tax rate of approximately 41% for fiscal 2013.

Finished goods inventories per square foot as of the end of the second quarter of fiscal year 2013 are anticipated to increase in the mid-teen range given the increase in average unit cost for elevated product offerings, additional spring receipts, localization strategy and inventory in the prior year comparable period was below projection.

Total capital expenditures for the year are anticipated to be approximately $27 million, which will include capital expenditures for new stores, remodels, store expansions, information technology systems and office improvements.

For the remainder of fiscal year 2013, we anticipate opening 5 bebe stores and 1 2b store. We also anticipate closing up to 5 bebe stores and 1 2b pop-up store, which represents no change to the total square footage. In addition, our international licensees are anticipated to grow by up to 20 points-of -sale.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss first quarter results. Interested parties are invited to listen to the conference by calling 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-855-859-2056 and entering in conference ID number 38272773. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. is a global specialty retailer, which designs, develops and produces a distinctive line of contemporary women’s apparel and accessories under its bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 250 stores, of which 198 are bebe stores, including the on-line store bebe.com, and 52 are 2b bebe stores, including the on-line store 2bstores.com. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico, Canada and Japan. bebe also distributes and sells bebe branded product through its licensees in approximately 21 countries.

The event material will contain historical financial information and contain forward-looking statements, which may involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	September 29 2012	October 1 2011
Assets
Cash and equivalents	$96,657	$101,618
Available for sale securities	64,423	85,294
Inventories, net	41,494	37,344
Total current assets	236,912	251,469
Available for sale securities	61,323	64,942
Property and equipment, net	117,528	90,392
Total assets	445,152	441,142
Liabilities and Shareholders’ Equity
Total current liabilities	$44,772	$46,031
Total liabilities	84,426	86,655
Total shareholders’ equity	360,726	354,487
Total liabilities and shareholders’ equity	445,152	441,142

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended
	September 29, 2012%		October 1, 2011%
Net sales	$117,091	100.0%	$126,272	100.0%
Cost of sales, including production and occupancy	74,816	63.9	75,786	60.0

Gross margin	42,275	36.1	50,486	40.0
Selling, general and administrative expenses	46,195	39.4	47,042	37.3

Operating income (loss)	(3,920)	(3.3)	3,444	2.7
Interest and other income, net	233	0.2	303	0.2

Income (loss) before income taxes	(3,687)	(3.1)	3,747	3.0
Income tax provision (expense)	(1,106)	(0.9)	1,394	1.1

Net income (loss)	$(2,581)	(2.2)%	$2,353	1.9%

Basic earnings (loss) per share amounts:
Income (loss)	$(0.03)		$0.03

Diluted earnings (loss) per share amounts:
Income (loss)	$(0.03)		$0.03

Basic weighted average shares outstanding	84,378		84,123
Diluted weighted average shares outstanding	84,378		84,248

Number of stores open at beginning of period	252		253
Number of stores opened during period	5		—
Number of stores closed during period	7		2
Number of stores open at end of period	250		251

Number of stores expanded/relocated during period	2		—

Total square footage at end of period (000’s)	1,001		1,008